Exhibit 99.1

Supernus Announces First Quarter 2020 Financial Results

•First quarter total revenue of $95.0 million, an 11% increase over 2019
•First quarter net product sales of $92.5 million, an 11% increase over 2019
•First quarter operating earnings of $29.0 million, a 14% increase over 2019
•On track for launch of SPN-812 at the end of 2020, pending FDA approval. PDUFA date of November 8, 2020 for review of NDA
•Acquisition of CNS portfolio of US WorldMeds expands and strengthens neurology portfolio with established marketed products and late-stage pipeline. Expected to close in second quarter 2020
•Partnership with Navitor Pharmaceuticals expands psychiatry portfolio with Phase II program for potential treatment of depression

ROCKVILLE, Md., May 5, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the first quarter of 2020 and associated Company developments
Commercial Update
First quarter 2020 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 203,404, a 2% increase over first quarter 2019.

	Prescriptions
	Q1 2020	Q1 2019	Change %
Trokendi XR	160,315	160,940	—%
Oxtellar XR	43,089	38,580	12%
Total	203,404	199,520	2%
Source: IQVIA
First quarter 2020 net product sales were $92.5 million, an increase of 11% over $83.1 million in the first quarter of 2019. As previously disclosed, wholesalers, distributors, and pharmacies decreased their inventory levels of the Company's products in the first quarter of 2019. The Company estimates that this caused net product sales in the first quarter of 2019 to be approximately $10 million lower had inventory levels remained constant, thus favorably impacting year over year net product sales growth in the first quarter of 2020.

Net Product Sales ($ in millions)
	Q1 2020	Q1 2019	Change %
Trokendi XR	$68.6	$63.7	8%
Oxtellar XR	23.9	19.4	23%
Total	$92.5	$83.1	11%

Supply of Trokendi XR and Oxtellar XR has not been impacted by COVID-19. The Company has adequate inventory on hand for both products to continue to be available to patients.

Corporate and Product Pipeline Update
SPN-812 - Novel non-stimulant for the treatment of ADHD
•The Company continues to prepare for the commercial launch of SPN-812 at the end of 2020.
•The Company remains engaged with the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for SPN-812 for the treatment of ADHD, which has a Prescription Drug User Fee Act (PDUFA) target action date of November 8, 2020.
•The Phase III program in adult patients reached approximately 75% of the targeted enrollment before additional enrollment was put on hold in March 2020 due to the impact of COVID-19. The Company is employing virtual efforts to ensure that currently enrolled subjects can progress to completion of treatment. This trial was ahead of schedule prior to the COVID-19 pandemic, with a potential data release in the second half of this year. Depending on when the Company can restart enrollment and complete the study, data from the trial may be pushed into 2021.

CNS portfolio of US WorldMeds
•As announced last week, Supernus entered into a definitive Sale and Purchase Agreement to acquire the CNS portfolio of US WorldMeds, a privately-held biopharmaceutical company. The acquisition is expected to close in the second quarter of 2020, subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions.
•US WorldMeds’ CNS portfolio consists of three marketed products with 2019 net sales and operating earnings of approximately $150 million and $45 million, respectively, and a product candidate with an expected NDA submission in the second half of 2020.
•The acquisition expands and strengthens the Company's neurology portfolio, diversifies its revenue and operating cash flow base and enhances long term growth.
•Total consideration consists of an upfront cash payment of $300 million plus regulatory and commercial milestone cash payments up to $230 million. All cash consideration will be funded through existing balance sheet cash.

SPN-820 (NV-5138) – novel first-in-class activator of mTORC1
•Supernus and Navitor Pharmaceuticals, Inc., a privately-held company, announced a joint Development and Option Agreement for Navitor’s mTORC1 activator, NV-5138.
•Supernus and Navitor will jointly conduct a Phase II clinical program for NV-5138 in treatment-resistant depression. Supernus will pay up to $50 million of the costs of Phase II development, plus certain costs associated with nonclinical development and formulation.
•In addition, Navitor has granted Supernus an exclusive, worldwide (excluding Greater China) option to license or acquire NV-5138 prior to initiation of a Phase III clinical program. In exchange for the option to license or acquire NV-5138, Navitor will receive an upfront payment of $25 million, composed of a $10 million option fee and a $15 million equity investment. The equity investment represents an approximately 13% ownership in Navitor. Total payments, exclusive of royalty payments on net sales of NV-5138 and development costs under the agreement, have the potential to reach $410 million to $475 million, which includes the upfront payment, an additional license or acquisition fee depending on whether Supernus ultimately licenses or acquires NV-5138, and subsequent clinical, regulatory and sales milestone payments.
•Supernus also will have the first right of refusal for any compound with a similar mechanism of action on mTORC1 as NV-5138 in the central nervous system.

SPN-604 - Novel treatment of bipolar disorder
•The Company has reprioritized its research and development (R&D) resources following recent expansion of the product pipeline through mid to late-stage development product candidates. These product candidates include SPN-820 from the Navitor partnership and Apomorphine Infusion Pump from the US WorldMeds transaction. As a result, and given other factors including the estimated timing of a potential launch of SPN-604 and the required investment, the Company is terminating development of SPN-604 for the treatment of bipolar disorder.

Sales and marketing infrastructure
•The acquisition of the CNS product portfolio from US WorldMeds includes a sales force of approximately 46 sales representatives that focuses on serving movement disorder specialists in the U.S.
•The Company continues to plan on adding salesforce personnel toward the end of 2020 in anticipation of the launch of SPN-812.

“The two business development transactions that we announced over the last couple of weeks strengthen our product portfolio and late-stage pipeline, diversify our revenue base, enhance our long term growth, and strengthen our leadership position in CNS,” said Jack Khattar, President and CEO of Supernus. “In addition, they expand our commercial and R&D platforms into the biologics, orphan disease and specialty pharmacy areas.”

Operating Expenses
R&D expenses in the first quarter of 2020 were $18.9 million, compared to $15.4 million in the same quarter last year. This increase was primarily driven by enrollment in the SPN-812 Phase III program for adults, initiated in late 2019.
SG&A expenses in the first quarter of 2020 were $42.9 million, compared to $41.0 million in the same quarter last year. This increase was primarily driven by pre-launch activities associated with SPN-812, partially offset by a decrease in marketing expenses for commercial products and a decrease in employee-related expenses.
Operating Earnings and Earnings Per Share
Operating earnings in the first quarter of 2020 were $29.0 million, compared to $25.4 million in the first quarter of 2019. The increase of $3.6 million was primarily due to increased revenue from our two commercial products.

Net earnings (GAAP) in the first quarter of 2020 were $21.5 million, or $0.40 per diluted share, an increase of 18% on a diluted share amount, as compared to $18.3 million, or $0.34 per diluted share, in the same period last year.

Weighted-average diluted common shares outstanding were approximately 53.6 million for the first quarter of 2020, as compared to approximately 54.0 million for the prior year period.

Balance Sheet Highlights
As of March 31, 2020, the Company had $935.6 million in cash, cash equivalents, marketable securities and long term marketable securities, compared to $938.8 million at December 31, 2019. This decrease was primarily attributable to unrealized losses on long term marketable securities resultant from market volatility in the first quarter of 2020.

Financial Guidance
Given the uncertainty caused by the COVID-19 pandemic, the anticipated second quarter acquisition of the CNS portfolio from US WorldMeds and the impact of the partnership with Navitor Pharmaceuticals, the Company is suspending its previously issued full year 2020 financial guidance. The Company expects to update and reinstate full year 2020 guidance no later than the announcement of second quarter 2020 financial results in August.
Conference Call Details
The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Senior Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, May 6, 2020.
Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	9899405
Conference Call Name:	Supernus Pharmaceuticals First Quarter 2020 Earnings Conference Call

Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD, SPN-820 (NV-5138) for treatment-resistant depression and SPN-817 for the treatment of epilepsy.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the potential impact of COVID-19, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company's ability to successfully incorporate and integrate acquired products and product candidates, technologies, sales force and medical organizations into its current infrastructure; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$225,767	$181,381
Marketable securities	175,104	165,692
Accounts receivable, net	119,195	87,332
Inventories, net	24,418	26,628
Prepaid expenses and other current assets	12,564	11,611
Total current assets	557,048	472,644
Long term marketable securities	534,712	591,773
Property and equipment, net	18,011	17,068
Intangible assets, net	23,579	24,840
Lease assets	21,911	21,279
Deferred income taxes	34,067	32,063
Other assets	538	615

Total assets	$1,189,866	$1,160,282

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,124	$10,141
Accrued product returns and rebates	119,453	107,629
Accrued expenses and other current liabilities	33,003	37,130
Income taxes payable	9,097	2,443
Nonrecourse liability related to sale of future royalties, current portion	3,658	3,244
Total current liabilities	168,335	160,587
Convertible notes, net	349,232	345,170
Nonrecourse liability related to sale of future royalties, long term	18,369	19,248
Lease liabilities, long term	30,804	30,440
Other liabilities	9,743	9,409
Total liabilities	576,483	564,854

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 52,537,159 and 52,533,348 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	53	53
Additional paid-in capital	392,430	388,410
Accumulated other comprehensive earnings (loss), net of tax	(166)	7,417
Retained earnings	221,066	199,548
Total stockholders’ equity	613,383	595,428

Total liabilities and stockholders’ equity	$1,189,866	$1,160,282

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended March 31,
	2020	2019
	(unaudited)
Revenues
Net product sales	$92,490	$83,099
Royalty revenues	2,486	2,375
Total revenues	94,976	85,474

Costs and expenses
Cost of goods sold	4,152	3,684
Research and development	18,937	15,394
Selling, general and administrative	42,875	40,968

Total costs and expenses	65,964	60,046

Operating earnings	29,012	25,428

Other income (expense)
Interest expense	(5,755)	(5,870)
Interest income, net	5,777	4,681
Total other income (expense)	22	(1,189)

Earnings before income taxes	29,034	24,239

Income tax expense	7,516	5,899
Net earnings	$21,518	$18,340

Earnings per share
Basic	$0.41	$0.35
Diluted	$0.40	$0.34

Weighted-average shares outstanding
Basic	52,534,787	52,336,443
Diluted	53,581,051	53,985,385

CONTACTS:

Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com